Supplement dated September 27, 2022
to the pricing supplements, each dated September 23, 2022,
to the Product Prospectus Supplement No. ERN-ETF-1 Dated
March 3, 2022, the Prospectus Supplement Dated September
14, 2021 and the Prospectus, Dated September 14, 2021
(each, a “Note Prospectus”)
Filed pursuant to Rule 424(b)(3) Registration Statement 333-259205

Royal Bank of Canada Notes Linked to a Basket of Closed-End Funds, due September 26, 2024 Global Medium-Term Notes, Series I CUSIPS: 78015QBX8 and 78015QBY6 (the “notes”)
This document (the “supplement”) supplements each Note Prospectus. Capitalized terms used but not defined in this supplement have the meanings set forth in each Note Prospectus.
The Initial Price for each Basket Component was determined after the close of trading on September 27, 2022, in the manner contemplated by each Note Prospectus.  The Initial Price for each Basket Component is set forth in the table below:
Basket Component	Ticker	Initial Price
BlackRock Energy & Resources Trust	BGR	$10.45
BlackRock Innovation and Growth Trust	BIGZ	$7.20
BlackRock Enhanced Global Dividend Trust	BOE	$8.83
BlackRock Science and Technology Trust II	BSTZ	$17.98
BlackRock Debt Strategies Fund, Inc.	DSU	$8.93
Eaton Vance Enhanced Equity Income Fund	EOI	$14.34
The Gabelli Dividend & Income Trust	GDV	$19.18
Western Asset High Income Opportunity Fund Inc.	HIO	$3.75
PGIM High Yield Bond Fund, Inc.	ISD	$11.66
Nuveen Credit Strategies Income Fund	JQC	$5.06
Nuveen Real Asset Income and Growth Fund	JRI	$11.40
Nuveen Floating Rate Income Opportunity Fund	JRO	$8.05
MainStay CBRE Global Infrastructure Megatrends Fund	MEGI	$13.51
Tekla Healthcare Opportunities Fund	THQ	$18.20
Tri-Continental Corporation	TY	$25.96

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the section "Selected Risk Considerations" beginning on page P-8 of the applicable Pricing Supplement, and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of product supplement ERN-ETF-1, and on page S-2 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you make any invest decision relating to the notes.

You may access these documents on the SEC website at www.sec.gov as follows:

Pricing Supplement relating to CUSIP 78015QBX8, dated September 23, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122034873/brhc10042244_424b2.htm
Pricing Supplement relating to CUSIP 78015QBY6, dated September 23, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122034874/brhc10042245_424b2.htm
Product Prospectus Supplement ERN-ETF-1 dated March 3, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122007839/brhc10034774_424b5.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.